Exhibit 99.1

Media Relations: Curt Selby 414-359-4191 curt.selby@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
July 24, 2025

A. O. Smith Reports Second Quarter Earnings Per Share (EPS) of
$1.07 and Raises Full Year Outlook
Second Quarter 2025 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Sales of $1 billion declined 1% as higher boiler sales were more than offset by lower sales in China and lower water heater volumes in North America
•Net earnings and diluted EPS were $152.2 million and $1.07, respectively
•North America operating margin increased 30 basis points to 25.4%
•Rest of World operating margin continued sequential improvement to 10.5%
•Repurchased $251.3 million of shares in the first half of 2025
•Initiating assessment of strategic opportunities for China business
•Raised full year 2025 sales outlook and the midpoint of full year diluted EPS outlook:
◦Consolidated sales to grow between 1% and 3%
◦Diluted EPS with a range of $3.70 to $3.90
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its second quarter 2025 results.
Key Financial Metrics
Second Quarter
(in millions, except per share amounts)

	Q2 2025	Q2 2024	% Change YoY
Net sales	$1,011.3	$1,024.3	-1%
Net earnings	$152.2	$156.2	-3%
Diluted earnings per share	$1.07	$1.06	1%

“During the second quarter, our team delivered continued steady growth in commercial boilers and achieved another sequential quarter of North America water heater volume growth. While we believe we benefited from some pre-tariff and price increase pull ahead, we actively worked with our customers to limit the impact to help enable greater operational efficiencies,” noted Steve Shafer, Chief Executive Officer. “While the broad economic challenges in China persist, sales in our legacy India business grew 19% in local currency in the quarter, and Pureit, our recent acquisition in India, contributed $16 million in sales. Additionally, the restructuring actions we took in the fourth quarter of last year have now driven two consecutive quarters of sequential margin improvement in both our North America and Rest of World segments.”
“As I step into the role of CEO, I look forward to working with my talented colleagues to build upon an already strong foundation to realize an exciting future for A. O. Smith. Three areas of focus for us to drive greater value will be improved operational excellence, breakthrough innovation and portfolio management. One action we are announcing today consistent with these priorities is a formal assessment of our China business. In addition to business improvement actions, we will also be considering a broader range of opportunities, including strategic partnerships and other alternatives. We believe the China market has substantial long-term prospects and are committed to realizing the potential upside inherent in A. O. Smith’s China business for our company and our shareholders, while benefiting our employees, valuable partners and customers,” continued Shafer.
Segment-level Performance
North America
Second quarter sales of $779.0 million decreased 1% compared to a challenging prior year comparison as higher boiler sales were more than offset by lower water heater volumes. The second quarters of both 2025 and 2024 benefited from elevated water heater volumes due to pricing actions; however, level loading productivity initiatives muted the pre-buy impact in the current year.
Segment earnings were $198.1 million in the second quarter of 2025, essentially flat to segment earnings of $198.4 million in the prior-year period. Segment margin expanded 30 basis points to 25.4% in the second quarter of 2025 compared to the second quarter of 2024. The improved segment operating margin was driven by mix benefits from our water treatment priority channel strategy as well as growth in high efficiency water heaters.
Rest of World
Rest of World sales of $240.1 million decreased 2% compared with prior year sales of $244.8 million. China sales decreased 11% in local currency year-over-year. Organic sales in India grew 19% in local currency, and Pureit contributed $16 million to sales in the second quarter of 2025.
Segment earnings were $25.3 million, and segment margin was 10.5% in the second quarter of 2025 compared to segment earnings of $25.9 million and segment margin of 10.6% in the same period last year. The relatively flat segment earnings and segment margin in 2025 compared to last year was primarily a result of lower volumes in China being largely offset by the impacts of restructuring and cost reduction actions.

Balance Sheet, Liquidity and Capital Allocation
As of June 30, 2025, cash and marketable securities totaled $177.9 million and debt totaled $303.4 million, resulting in a leverage ratio of 14.1% as measured by total debt-to-total capitalization.
Cash provided by operations was $178.3 million and free cash flow was $139.9 million in the first six months of 2025, an increase compared to 2024, primarily due to lower cash outlays for working capital needs in 2025, which were partially offset by lower current year earnings.
As part of its commitment to return capital to shareholders, the Company repurchased 3.8 million shares at a cost of $251.3 million in the first six months of 2025. As of June 30, 2025, authority remained to repurchase approximately 3 million additional shares. The Company expects to spend approximately $400 million to repurchase shares in 2025.
On July 7, 2025, the Company’s board of directors approved a $0.34 per share dividend for shareholders of record on July 31, payable on Aug. 15.
Outlook
2025 Outlook
(in millions, except per share amounts)

	2024	2025 Outlook
	Actual	Low End	High End
Net sales	$3,818	$3,850	$3,930
Diluted earnings per share	$3.63	$3.70	$3.90
Adjusted earnings per share	$3.73[1]	$3.70	$3.90
1Excludes restructuring and impairment expenses. See accompanying GAAP to Non-GAAP reconciliations
“We have raised our full year sales outlook and the mid-point of our full year EPS guidance. These increases reflect our confidence in managing tariffs, expected improved relative market share performance in the back half of the year due to our level loading production initiatives, and ongoing benefits from restructuring actions taken in 2024,” stated Shafer.
The Company’s guidance excludes the potential impacts from future acquisitions and any potential outcomes of the assessment of its China business. The Company has not set a timetable for completion of this assessment process.
A. O. Smith will host a webcasted conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the Second Quarter 2025 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing non-GAAP measures. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS, adjusted segment earnings and adjusted corporate expenses exclude the impact of restructuring and impairment charges. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: negative impact to the Company’s businesses from international tariffs, including any new or increased tariffs that could also trigger retaliatory responses from other countries, as well as trade disputes and geopolitical differences, including the conflicts in Ukraine and the Middle East; further softening in U.S. residential and commercial water heater demand; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, as a result of changes in commercial property usage that followed the COVID-19 pandemic; further weakening in North American residential or commercial construction or instability in the Company’s replacement markets; inability of the Company to implement or maintain pricing actions; inconsistent recovery of the Chinese economy or a further decline in the growth rate of consumer spending or housing sales in China; the availability, timing or effects of China stimulus programs; uncertain outcomes and costs and other potential impacts of the Company’s assessment relating to the Company’s China business; potential weakening in the high-efficiency gas boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; failure to realize the expected benefits of acquisitions or expected synergies; failure to realize the expected benefits, timing and extent of regulatory changes; competitive pressures on the Company’s businesses, including new technologies and new competitors; the impact of potential information technology or data security breaches; negative impact of changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Additional factors are discussed in the Company’s filings with Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, quarterly reports on Form 10-Q and current reports on Form 8-K. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wisconsin, is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as a manufacturer of water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
###

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Earnings
(dollars in millions, except share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales	$1,011.3	$1,024.3	$1,975.2	$2,003.1
Cost of products sold	614.2	628.3	1,202.7	1,222.4
Gross profit	397.1	396.0	772.5	780.7
Selling, general and administrative expenses	191.3	188.5	383.9	380.7
Interest expense	4.6	1.8	7.5	2.8
Other income, net	(0.4)	(0.9)	(1.6)	(2.1)
Earnings before provision for income taxes	201.6	206.6	382.7	399.3
Provision for income taxes	49.4	50.4	93.9	95.5
Net earnings	$152.2	$156.2	$288.8	$303.8
Diluted earnings per share of common stock	$1.07	$1.06	$2.01	$2.05
Average common shares outstanding (000’s omitted)	142,484	147,600	143,440	147,949
(1)Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Condensed Consolidated Balance Sheet
(dollars in millions)

	(Unaudited) June 30, 2025	December 31, 2024
ASSETS:
Cash and cash equivalents	$177.9	$239.6
Marketable securities	—	36.5
Receivables	640.3	541.4
Inventories	519.3	532.1
Other current assets	51.0	43.3
Total Current Assets	1,388.5	1,392.9
Net property, plant and equipment	637.1	628.7
Goodwill and other intangibles	1,085.6	1,082.8
Operating lease assets	37.4	32.8
Other assets	98.1	102.8
Total Assets	$3,246.7	$3,240.0
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$521.8	$588.7
Accrued payroll and benefits	80.2	78.5
Accrued liabilities	148.3	153.0
Product warranties	73.5	67.0
Debt due within one year	19.2	10.0
Total Current Liabilities	843.0	897.2
Long-term debt	284.2	183.2
Operating lease liabilities	28.2	23.5
Other liabilities	245.4	252.6
Stockholders’ equity	1,845.9	1,883.5
Total Liabilities and Stockholders’ Equity	$3,246.7	$3,240.0

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Cash Flows
(dollars in millions)
(unaudited)

	Six Months Ended June 30,
	2025	2024
Operating Activities
Net earnings	$288.8	$303.8
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	41.2	39.2
Share based compensation expense	8.6	10.4
Deferred income taxes	(9.1)	(1.5)
Net changes in operating assets and liabilities:
Current assets and liabilities	(159.0)	(173.2)
Noncurrent assets and liabilities	7.8	(14.7)
Cash Provided by Operating Activities	178.3	164.0
Investing Activities
Capital expenditures	(38.4)	(44.9)
Acquisitions	—	(21.3)
Investment in marketable securities	(22.6)	(50.9)
Net proceeds from sale of marketable securities	59.2	57.0
Cash Used in Investing Activities	(1.8)	(60.1)
Financing Activities
Long-term debt incurred	108.2	14.3
Common stock repurchases	(251.3)	(153.2)
Net (payments) proceeds from stock option activity	(0.5)	9.4
Dividends paid	(97.5)	(94.2)
Cash Used in Financing Activities	(241.1)	(223.7)
Effect of exchange rate changes on cash and cash equivalents	2.9	(4.0)
Net decrease in cash and cash equivalents	(61.7)	(123.8)
Cash and cash equivalents - beginning of period	239.6	339.9
Cash and Cash Equivalents - End of Period	$177.9	$216.1

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net sales
North America	$779.0	$790.7	$1,527.7	$1,557.0
Rest of World	240.1	244.8	466.8	471.7
Inter-segment sales	(7.8)	(11.2)	(19.3)	(25.6)
	$1,011.3	$1,024.3	$1,975.2	$2,003.1
Earnings
North America	$198.1	$198.4	$383.3	$397.1
Rest of World	25.3	25.9	45.0	43.1
Inter-segment earnings elimination	(0.2)	(0.1)	(0.2)	(0.4)
	223.2	224.2	428.1	439.8
Corporate expense	(17.0)	(15.8)	(37.9)	(37.7)
Interest expense	(4.6)	(1.8)	(7.5)	(2.8)
Earnings before income taxes	201.6	206.6	382.7	399.3
Provision for incomes taxes	49.4	50.4	93.9	95.5
Net earnings	$152.2	$156.2	$288.8	$303.8

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Six Months Ended June 30,
	2025	2024
Cash provided by operating activities (GAAP)	$178.3	$164.0
Less: Capital expenditures	(38.4)	(44.9)
Free cash flow (non-GAAP)	$139.9	$119.1

A. O. SMITH CORPORATION
2025 EPS Guidance and 2024 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2025 Guidance	2024
Diluted EPS (GAAP)	$3.70-3.90	$3.63
Restructuring and impairment expense	—	0.10	(1)
Adjusted EPS (non-GAAP)	$3.70-3.90	$3.73
(1)Includes pre-tax restructuring and impairment expenses of $11.3 million and $6.3 million, within the Rest of World segment and North America segment, respectively.